Exhibit 10.44
PENSON WORLDWIDE, INC.
EXECUTIVE BONUS PLAN
I. PURPOSE AND ADMINISTRATION OF THE PLAN
     The Penson Worldwide, Inc. Executive Bonus Plan (the “Plan”) is hereby established to promote the interests of the Corporation by creating an incentive program to (i) attract and retain employees, (ii) provide a link between compensation and performance and (iii) provide the opportunity for long-term financial gain through share ownership. The Plan shall be in effect for the Corporation’s fiscal year ending on December 31, 2011, and thereafter until amended by the Board and/or the Compensation Committee. The Plan shall be administered by the Compensation Committee, which shall have full authority to establish such rules as it deems appropriate for administration of the Plan, to make all determinations and to interpret the provisions of the Plan. Decisions of the Compensation Committee shall be final and binding on all parties who have an interest in the Plan.
II. ELIGIBILITY
     The Compensation Committee shall determine, in its sole discretion, the persons eligible to become Participants. A Participant shall be eligible to receive an award (whether in the form of cash or RSUs) under the Plan, provided the Participant remains in Service through the payment date of the award.
III. BONUS COMPENSATION
A.	Bonus Potential
     The target bonus for the relevant year for each Participant shall be determined by the Compensation Committee. Generally, no more than 25% of the target bonus will be payable in cash, with the balance payable in the form of a grant of RSUs. The actual amount of the cash bonus and the number of RSUs awarded will be calculated pursuant to the criteria below. In addition, the RSUs will be subject to the vesting schedule specified below.
B.	Cash Payments
          1. The cash bonus opportunity will be based on the Corporation’s attainment of its pre-established revenue and earnings per share targets for the relevant year. One-half of each Participant’s cash bonus opportunity will be based upon the Corporation’s achievement of its pre-established revenue target and the other half will be based upon the Corporation’s achievement of its pre-established earnings per share goal. At least 70% of the revenue goal must be attained in order to receive any cash bonus for that goal. Cash bonus payments will generally be earned on a pro-rata basis for achievement of between 70% and 100% of the revenue goal. The actual level at which each goal is achieved will determine the cash bonus amount payable to the Participant. For example, for most Participants, if the Participant’s target bonus is $40,000, then the cash portion of the targeted bonus would be $10,000. If the Corporation achieves 100% of its earnings per share goal and 90% of its revenue goal, actual cash bonus payments would be as follows:
o	Earnings per share — 100% of the financial goal achieved equates to a 50% payment of the total cash bonus target.

o	Revenues — 90% of the financial goal achieved equates to a 33% payment of the total cash bonus target.

o	Total — 83% of targeted cash bonus (i.e., $8,300) would be paid.
     2. Following the close of the relevant year, the Compensation Committee shall determine the actual level at which each performance target for that year has been attained and the amount of the cash bonus payable to each Participant. The actual cash bonus payments to which a Participant becomes entitled will be made after such determination but no later than February 15, of the following year, provided the Participant has continued in Service through such date. No Participant shall earn or accrue any right to any portion of the cash bonus prior to such payment date. Any bonus payments shall be subject to the Corporation’s collection of all applicable taxes.
C.	RSU Awards
          1. The number of target RSUs (the “Target RSUs”) allocated to each Participant shall be determined by dividing the RSU portion of the Participant’s target bonus by the Fair Market Value per share of Common Stock on the last trading day prior to the determination of the actual number of RSUs that will be awarded (rounded down to the nearest whole number of RSUs). Each RSU grant will be subject to the vesting schedule set forth in subparagraph 3 below. In most cases, the number of actual RSUs granted will be based upon the following criteria:
o	Up to 25% of the Target RSUs will be granted without regard to attainment of any performance goals.

o	The remaining portion of the Target RSUs shall be granted based upon (i) the level of the Corporation’s achievement of its established financial goals, and determined in the same manner as set forth for receiving the cash bonus described above; (ii) attainment of a pre-established specific client or balance growth target or expense containment applicable to the Participant’s employer entity for the relevant year; and (iii) a subjective evaluation of the Participant’s attainment of pre-established individual objectives. The percentage of the Target RSU for each Participant associated with these criteria will be determined by the Compensation Committee on an individual basis.
          2. Following the close of the relevant year, the Compensation Committee shall determine the actual level at which each of the performance goals for the year has been attained and the number of RSUs to be granted to each Participant; provided, that under no circumstances shall any such award include units representing fractional shares of Common Stock, and in lieu of any such fractional shares the Participant shall receive the cash value thereof (based on the Fair Market Value on the grant date of the award).
          3. Each RSU will represent the right to receive one share of Common Stock following vesting of the RSU. The RSU award will vest in three (3) equal annual installments upon the Participant’s completion of each year of Service measured from the grant date of the award. All unvested RSUs held by a Participant shall immediately vest in full upon the termination of such Participant’s Service (i) by the Corporation (or any Subsidiary employing such person) for any reason other than Cause, or (ii) by the Participant for Good Reason. The shares subject to vested RSUs shall be issued upon such vesting or as soon as practicable thereafter but in no event later than March 15 of the year following the year in which the vesting occurs. Any such issuance shall be subject to the Corporation’s collection of all applicable taxes. The remaining terms of each RSU award shall be subject to the Stock Incentive Plan and the form RSU agreement thereunder.
          4. Nothing herein shall be deemed an amendment to any term or provision of the Stock Incentive Plan.
III. MISCELLANEOUS
          1. The Compensation Committee or the Board shall have complete and exclusive power to amend or modify the Plan in any and all respects; provided, that in no event may the Board or the Compensation Committee amend or modify the Plan in a manner requiring approval by the stockholders of the Corporation without obtaining stockholders’ approval.
          2. Nothing in the Plan shall confer upon any Participant any right to continue in employment for any period or restrict in any way the rights of the Corporation (or any Subsidiary employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

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          3. No amounts awarded or accrued under this Plan shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Corporation. Participants shall have the status of general creditors and shall look solely to the general assets of the Corporation for the payment of their bonus awards.
          4. No Participant shall have the right to alienate, pledge or encumber his/her interests in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the employees creditors or to attachment, execution or other process of law.

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APPENDIX I
DEFINITIONS
     The following definitions shall be in effect under the Plan:
     A. Board means the board of directors of the Corporation, as such shall be constituted from time to time.
     B. Cause means (in addition to any definition given such term in any employment agreement between the Corporation or a Subsidiary, on the one hand, and the Participant, on the other hand, which definition is incorporated herein by reference with respect to such Participant): (i) a conviction or plea of nolo contendre by the Participant to a felony offense or any crime that could have an adverse effect on the Corporation or a Subsidiary or on the Participant’s job performance; or (ii) the Corporation’s good faith determination that (a) the Participant has engaged in theft, fraud, embezzlement or dishonest conduct with respect to any property or funds of the Corporation or a Subsidiary, or of any vendor, partner, employee or customer of the Corporation or a Subsidiary, or (b) the Participant has engaged in a significant act of misconduct which has had an adverse effect on the business, operations, reputation or business prospects of the Corporation or any Subsidiary.
     C. Common Stock means the common stock, par value $0.01 per share, of the Corporation.
     D. Compensation Committee means the compensation committee of the Board, as such shall be constituted from time to time.
     E. Corporation means Penson Worldwide, Inc., a Delaware corporation.
     F. Fair Market Value per share of Common Stock on any relevant date means the closing selling price per share of Common Stock on the date in question, as such price is reported on the Nasdaq National Market or any successor system and in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
     G. Good Reason means, solely for the purpose of the Plan (and specifically shall not apply to any employment agreement between the Corporation or a Subsidiary, on the one hand, and the Participant, on the other hand, which definition shall remain unchanged with respect to such employment agreement), without the Participant’s express written consent; the occurrence of one or both of the following: (i) a material change in the location of the Participant’s regular place of employment (for this purpose a relocation of such Participant’s regular place of employment by more than fifty (50) miles shall be deemed to be material) or (ii) a material diminution in the Participant’s authority, duties or responsibilities provided that the Participant must (a) provide written notice to the Company of the existence of the condition constituting Good Reason within sixty (60) days of the initial existence of such condition and (b) provide the Company with thirty (30) days after receipt of such notice to cure such condition. If the Company fails to remedy such condition, the Participant’s termination for Good Reason will occur on the expiration of the cure period; if the Company cures such condition within the applicable cure period, a termination for Good Reason will not be deemed to have occurred.
     H. Participant means any person in Service of the Corporation or any Subsidiary that the Compensation Committee determines, in its sole and absolute discretion, is permitted to participate in the Plan.
     I. Plan means the Corporation’s 2010 Executive Bonus Plan.
     J. RSU means restricted stock units awarded pursuant to the Corporation’s Stock Incentive Plan.
     K. Service means serving as an employee, consultant or director with the Corporation or a Subsidiary.
     L. Stock Incentive Plan means the Corporation’s Amended and Restated 2000 Stock Incentive Plan, as amended.

     M. Subsidiary means, except to the extent otherwise determined by the Plan administrator, any company (other than the Corporation) in an unbroken chain of companies beginning with the Corporation, provided each company (other than the last in such chain) in the unbroken chain owns, at the time of the determination, stock possessing fifty (50) percent or more of the total combined voting power of all classes of equity interests in one of the other entities in such chain.

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